UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

Celladon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12760 High Bluff Drive, Suite 240 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-4288

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Material Transfer and Exclusivity Agreement with Les Laboratoires Servier

On February 20, 2014, Celladon Corporation (the “Company”) and Les Laboratoires Servier (“Servier”) entered into a Material Transfer and Exclusivity Agreement (the “MTE Agreement”), pursuant to which the Company agreed to transfer to Servier samples of certain proprietary compounds from the Company’s small molecule SERCA2b modulator program (the “Samples”), and granted to Servier a non-exclusive, non-sublicensable, royalty-free license to conduct certain studies of the Samples (the “Evaluation”) for the purpose of evaluating Servier’s interest in negotiating a potential license and research collaboration agreement with the Company relating to small molecule SERCA2b modulators (“Compounds”) for the treatment of type 2 diabetes and other metabolic diseases.

Subject to earlier termination of the MTE Agreement as described below, the term of Servier’s license to conduct the Evaluation will expire six months after Servier’s initial receipt from the Company of the Samples (the “Evaluation Period”), provided that Servier may extend the Evaluation Period for up to an additional two months.

Under the terms of the MTE Agreement, the Company granted to Servier the exclusive right to negotiate for an exclusive, royalty-bearing license to develop and commercialize Compounds, and products containing Compounds, in the field of type 2 diabetes and other metabolic diseases (the “Field”) solely outside of the United States and its territories and possessions (the “Ex-US Territory” and such license the “Ex-US License”), on the terms and conditions set forth in the MTE Agreement and other commercially reasonable terms to be negotiated in good faith by the parties and set forth in a definitive license and research collaboration agreement (the “Collaboration and License Agreement”). The MTE Agreement provides that the terms of the Collaboration and License Agreement will include, without limitation, the following:

•	The Company and Servier would conduct a research collaboration to screen, select and optimize Compounds from the Company’s proprietary chemical series or any other mutually-agreed compound library to identify or generate Compounds for potential development in the Field. Servier would fund such research collaboration activities up to a mutually-agreed budget.

•	Servier would have the right to select any one or more of such Compounds for further development in the Field in the Ex-US Territory (“Selected Compounds”), and the Company would grant Servier an exclusive, royalty-bearing license to develop and commercialize the Selected Compounds, and products containing Selected Compounds, in the Field in the Ex-US Territory.

•	Servier would grant the Company an exclusive license to develop and commercialize Compounds, and products containing one or more Compounds, in the United States and its territories and possessions. In the case of (i) Selected Compounds and products containing Selected Compounds, and (ii) Compounds from the Company’s proprietary chemical series and derivatives of such Compounds (collectively, “Celladon Compounds”) and products containing Celladon Compounds, this license will be royalty-free. In the case of all other Compounds and products containing such other Compounds, whether in or outside of the Field, this license would be subject to royalty and milestone payment obligations to Servier.

Servier may exercise its right to negotiate for the Ex-US License by written notice to the Company delivered at any time during the term of the MTE Agreement (the “Term”), which, absent earlier termination as described below, will continue until four months after the expiration of the Evaluation Period.

The Company has agreed that, during the Term, the Company will negotiate exclusively with Servier regarding the grant to Servier of the Ex-US License, and will not negotiate with any third party regarding the license, sale or grant of other rights to such third party with respect to the development or commercialization of any Compound outside of the United States, whether in or outside of the Field (the “Exclusivity Obligation”), and, if Servier timely exercises its exclusive right to negotiate for the Ex-US License, the Company’s Exclusivity Obligation will automatically be extended until expiration of the Negotiation Period. Notwithstanding this Exclusivity Obligation, the Company remains free to negotiate with, and grant any license, option or other right to, any third party with respect to development and commercialization of Compounds in the United States and its territories and possessions.

In the event that Servier timely exercises its right to negotiate for the Ex-US License but the parties have not entered into the Collaboration and License Agreement by the end of the Negotiation Period, then the Company shall be free to negotiate with third parties regarding, and to grant to any third party, any license or other right to develop and commercialize Compounds in the Ex-US Territory.

The Company will be the sole owner of all inventions made in the course of the Evaluation that relate to any Compound, whether such inventions are made by Servier, by the Company, or jointly by Servier and the Company. In addition, Servier is obligated to disclose in writing to the Company all results generated in the course of the Evaluation that are related to any Compound.

Servier may terminate the MTE Agreement at any time upon written notice to the Company. The MTE Agreement will terminate automatically upon expiration of the Term if Servier has not exercised its exclusive negotiation right prior to such expiration, or upon expiration of the Negotiation Period if Servier exercises its exclusive negotiation right prior to such expiration.

The foregoing description is only a summary of certain provisions of the MTE Agreement and is qualified in its entirety by the terms of the MTE Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Celladon Corporation

Dated: February 24, 2014
	By :	/s/ Krisztina M. Zsebo, Ph.D.
Krisztina M. Zsebo, Ph.D.
President and Chief Executive Officer